UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Rocket Fuel Inc.
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April 27, 2015

Dear Fellow Stockholders,
We cordially invite you to attend our 2015 Annual Meeting of Stockholders. The Annual Meeting will be held on Monday, June 8, 2015, at 9:00 a.m. Pacific Time at the principal executive offices of Rocket Fuel Inc., which are located at 1900 Seaport Boulevard, Redwood City, CA 94063.
At this year’s Annual Meeting, the agenda will be as follows:

Agenda Item		Board Recommendation
Proposal No. One	Election of three Class II directors	FOR
Proposal No. Two	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015	FOR
For our 2015 Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our “2014 Annual Report”), which contains, among other things, our 2014 audited consolidated financial statements. The Notice of Internet Availability of Proxy Materials also includes instructions on how you can vote using the Internet, and how you can request and receive, free of charge, a printed copy of our proxy materials, including our 2014 Annual Report, the Notice of Annual Meeting, our proxy statement and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. The electronic delivery of our proxy materials will reduce our printing and mailing costs and minimize the environmental impact of the proxy materials.
The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, or whether you plan to attend the Annual Meeting, we hope that you will promptly cast your vote.
Thank you for your ongoing support and continued interest in Rocket Fuel.
Sincerely yours,
Rocket Fuel Inc.

/s/ GEORGE H. JOHN
George H. John
Chairman and Co-Founder

ROCKET FUEL INC.
1900 SEAPORT BOULEVARD
REDWOOD CITY, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Monday, June 8, 2015

Dear Stockholders of Rocket Fuel:
The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Rocket Fuel Inc., a Delaware corporation (“Rocket Fuel”), will be held on Monday, June 8, 2015, at 9:00 a.m. Pacific Time, at Rocket Fuel’s headquarters, located at 1900 Seaport Boulevard, Redwood City, CA 94063, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Rocket Fuel has fixed the close of business on April 15, 2015 as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet by following the voting procedures described in the Notice of Internet Availability of Proxy Materials. If you received printed proxy materials and wish to vote by mail, promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.
We appreciate your continued support of Rocket Fuel and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,
/s/ JOANN C. COVINGTON
JoAnn C. Covington
Senior Vice President, General Counsel,
Corporate Secretary and Chief Privacy Officer

Redwood City, CA
April 27, 2015

i

ROCKET FUEL INC.
PROXY STATEMENT FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS
________________________________________
INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

Our board of directors solicits your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), and for any postponement or adjournment of the Annual Meeting, for the purposes described in the “Notice of Annual Meeting of Stockholders.” The table below shows some important details about the Annual Meeting and voting. Additional information is available in the “Frequently Asked Questions” section of the proxy statement immediately below the table. We use the terms “Rocket Fuel,” “the company,” “we,” “our” and “us” in this proxy statement to refer to Rocket Fuel Inc., a Delaware corporation.
The Notice of Annual Meeting, proxy statement, enclosed proxy card and copy of our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) are first being made available to our stockholders on or about April 27, 2015.
Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting
This proxy statement and the 2014 Annual Report are available for viewing, printing and downloading at www.proxyvote.com and on the “Investors” section of our website at investor.rocketfuel.com. Certain documents referenced in the proxy statement are available on our website. However, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

Meeting Details	June 8, 2015, 9:00 a.m. Pacific Time, at the offices of Rocket Fuel Inc., 1900 Seaport Boulevard, Redwood City, CA 94063

Record Date	April 15, 2015

Shares Outstanding	There were 42,151,024 shares of common stock outstanding and entitled to vote as of the Record Date.

Eligibility to Vote
Holders of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share held as of the Record Date.

Quorum
A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, as of the Record Date constitutes a quorum. A quorum is required to transact business at the Annual Meeting.

Voting Methods
Stockholders whose shares are registered in their names with Computershare, our transfer agent (referred to as “Stockholders of Record”), may vote by proxy via the Internet, phone, or mail by following the instructions on the accompanying proxy card. Stockholders of Record may also vote in person at the Annual Meeting by attending the Annual Meeting and casting a ballot. Stockholders whose shares are held in “street name” by a broker, bank or other nominee (referred to as “Beneficial Owners”) must follow the voting instructions provided by their brokers or other nominees. See “What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?” and “How do I vote and what are the voting deadlines?” below for additional information.

Inspector of Elections	We have appointed Broadridge Financial Solutions, Inc. as Inspector of Elections to determine whether a quorum is present, and to tabulate the votes cast by proxy or in person at the Annual Meeting.

Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) and post results at investor.rocketfuel.com as soon as practicable after the Annual Meeting.

Proxy Solicitation Costs
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing notices, proxy statements, proxy cards and Annual Reports. Our directors, officers and other employees may solicit proxies personally or by telephone, e-mail or other means of communication, and we will reimburse them for any related expenses. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the Beneficial Owners of the shares that the nominees hold in their names.

FREQUENTLY ASKED QUESTIONS
What matters am I voting on?
You will be voting on:

•	The election of three Class II directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	Any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR the election of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for three-year terms; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. Cumulative voting is not permitted with respect to the election of directors.
A complete list of the stockholders entitled to vote at the Annual Meeting will be available at our headquarters, located at 1900 Seaport Boulevard, Redwood City, CA 94063, during regular business hours for the ten days prior to the Annual Meeting. This list will also be available during the Annual Meeting at the meeting location. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting.
What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?
Stockholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with Computershare, our transfer agent, you are considered the Stockholder of Record with respect to those shares. As the Stockholder of Record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card and to vote in person at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, you are considered the Beneficial Owner of shares held in “street name.” As the Beneficial Owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. In general, if you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee may, in its discretion, vote your shares with respect to routine matters (e.g., the ratification of the appointment of our independent registered public accounting firm), but may not vote your shares with respect to any non-routine matters (e.g., the election of directors). Please see “What if I do not specify how my shares are to be voted?” for additional information.
Do I have to do anything in advance if I plan to attend the Annual Meeting and vote in person?
Stockholders of Record. If you are a Stockholder of Record, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you may be asked to present government-issued photo identification for entrance into the Annual Meeting.
Beneficial Owners. If you are a Beneficial Owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or other nominee, who is the Stockholder of Record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy, but you may not vote. You may be asked to present government-issued photo identification for entrance into the Annual Meeting. You will also be asked to provide proof of Beneficial Ownership as of the Record Date, such as the voting instructions you received from your broker or other nominee, or your brokerage statement reflecting ownership of shares as of the Record Date.
How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a Stockholder of Record, you can vote in one of the following ways:

•
You may vote via the Internet or by telephone.  To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 7, 2015. Alternatively, you may request a printed proxy card by telephone at 1-800-579-1639, over the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com, and follow the instructions under the heading “You may vote by mail” immediately below.

•
You may vote by mail.  If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than June 7, 2015. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of Proposals No. One and Two.

•
You may vote in person.  If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners.  If you are the Beneficial Owner of shares held of record by a broker or other nominee, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee how to vote your shares. The availability of telephone and Internet voting options will depend on the voting process of your broker or other nominee. As discussed above, if you are a Beneficial Owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee.

May I change my vote or revoke my proxy?
Stockholders of Record. If you are a Stockholder of Record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone prior to the deadline noted above;

•	signing and returning a new proxy card with a later date prior to the deadline noted above;

•	delivering a written revocation to our General Counsel at the address listed on the front page of this proxy statement; or

•	attending the Annual Meeting and voting in person.
Beneficial Owners. If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named on the proxy card have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors (as shown on the first page of the proxy statement). If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholders of Record. If you are a Stockholder of Record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•
FOR the election of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal No. One);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. Two); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners. If you are a Beneficial Owner and you do not provide your broker or other nominee that holds your shares with voting instructions, your broker or other nominee will determine if it has discretion to vote on each matter. In general, brokers and other nominees do not have discretion to vote on non-routine matters. Proposal No. One (election of directors) is a non-routine matter, while Proposal No. Two (ratification of appointment of an independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee cannot vote your shares with respect to Proposal No. One, which would result in a “broker non-vote.” However, it may, in its discretion, vote your shares with respect to Proposal No. Two. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were at total of 42,151,024 shares of common stock outstanding, which means that 21,075,513 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. Two). However, because the outcome of Proposal No. One (election of directors) will be determined by a plurality of the voting power of the shares present and entitled to vote at the Annual Meeting, abstentions will have no impact on the outcome of the proposal as long as a quorum exists.
A broker non-vote occurs when a broker or other nominee holding shares for a Beneficial Owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the Beneficial Owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
How many votes are needed for approval of each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal No. One - Election of directors	Plurality of voting power of shares present and entitled to vote	No
Proposal No. Two - Ratification of appointment of independent registered public accounting firm	Majority of voting power of shares present and entitled to vote	Yes
With respect to Proposal No. One, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. Cumulative voting is not permitted with respect to the election of directors. An abstention will have no effect on the outcome of the vote.
With respect to Proposal No. Two, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. Two, the abstention will have the same effect as a vote AGAINST the proposal.
How are proxies solicited for the Annual Meeting and who is paying for the solicitation?
The board of directors is soliciting proxies for use at the Annual Meeting by means of this proxy statement. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers and other nominees to forward to the Beneficial Owners of the shares held of record by the brokers or other nominees. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to Beneficial Owners.
This solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Rocket Fuel or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?
We encourage our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders. Seven of our board members attended the 2014 annual meeting of stockholders.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders of Record who participate in householding will be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Rocket Fuel only send a single copy of the next year’s proxy materials, you may contact us as follows:

Rocket Fuel Inc.
Attention: Corporate Secretary
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 595-1300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

PROPOSAL NO. ONE

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Five of our directors are independent according to the independent director requirements of The NASDAQ Stock Market (“NASDAQ”). Our board of directors is divided into three classes of directors - Classes I, II and III - each consisting of two or three directors, who are elected for staggered three-year terms. See “Board of Directors and Corporate Governance” below for more details about our board.
At the Annual Meeting, stockholders will be asked to elect three Class II directors - Mr. William Ericson, Mr. Richard Frankel and Mr. Clark Kokich - to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified. The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2015.

Nominees	Class	Age	Position	Current Term Expires	Expiration of Term For Which Nominated

William Ericson (2)(3)	II	56	Director	2015	2018
Richard Frankel	II	51	Co-Founder, President and Director	2015	2018
Clark Kokich* (1)(3)	II	63	Director	2015	2018

Continuing Directors
John Gardner (1)	I	53	Director	2017	-
Monte Zweben	I	51	Director and Interim Chief Executive Officer	2017	-
Susan L. Bostrom (2)	III	54	Director	2016	-
Ronald E. F. Codd (1)(3)	III	59	Director	2016	-
George H. John	III	44	Co-Founder and Chairman of the Board	2016	-
______________________

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and governance committee
* Lead Independent Director

Nominees for Director
William Ericson. Mr. Ericson has served as a member of our board of directors since May 2008. Mr. Ericson has been a General Partner at Mohr Davidow Ventures LP (“MDV”), a venture capital firm, since 2000, and has served as Managing Partner since 2008. Prior to joining MDV, Mr. Ericson founded and operated Venture Law Group LLP’s Seattle office from 1996 to 2000. Prior to that, Mr. Ericson practiced as a corporate and securities attorney in Palo Alto, California, and New York, New York. Mr. Ericson currently serves as a member of the board of directors of Pacific Biosciences of California, Inc., a publicly traded gene sequencing company, Adamas Pharmaceuticals, a publicly traded pharmaceutical company, Northwestern University School of Law, and a number of MDV’s privately held portfolio companies. Mr. Ericson holds a B.S.F.S. from the School of Foreign Service at Georgetown University and a J.D. from Northwestern University School of Law.
Our board of directors believes that Mr. Ericson possesses specific attributes that qualify him to serve as a director, including his extensive experience working with leading technology companies as well as the substantial experience he has acquired as a legal and investment professional.
Richard Frankel. Mr. Frankel is a co-founder and President of Rocket Fuel. He has served as our President since May 2008; as our Chief Financial Officer from March 2008 to February 2009; and as a member of our board of directors since March 2008. Prior to co-founding Rocket Fuel, Mr. Frankel served as Senior Director, Product Marketing at Yahoo! from November 2002 to January 2008, and as a general manager at DoubleClick Inc., an Internet advertising solutions company, from July 1999 to October 2002. From March 1996 to July 1999, Mr. Frankel served as Director, Customer Service at NetGravity Inc., an online marketing management company. Mr. Frankel holds a B.S.E. in Mechanical & Aerospace Engineering from Princeton University and an M.A. in Classics from San Francisco State University.
Our board of directors believes that Mr. Frankel possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our President and his work with digital media companies. In addition, Mr. Frankel brings historical knowledge, operational expertise and continuity to our board of directors.
Clark Kokich. Mr. Kokich has served as a member of our board of directors since April 2011. In October 2013, Mr. Kokich joined Marchex, a call analytics and pay-per-call company, as its Chief Strategy Officer, and in 2015 he joined the Marchex board of directors as Executive Chairman. From 2009 until September 2013, Mr. Kokich was Chairman of Razorfish Inc., a digital marketing and technology consulting firm. Prior to that, Mr. Kokich spent ten years with Razorfish, serving in a number of key positions from 1999 to 2009, including Chief Executive Officer and President. Before joining Razorfish, Mr. Kokich was President and Chief Executive Officer of apparel retailer Calla Bay, Inc. from 1996 to 1998, head of sales and marketing for a division of McCaw Cellular Communications, Inc., a telecommunications company, from 1992 to 1996, and Executive Vice President and General Manager of Cole & Weber, Inc., an advertising company, from 1978 to 1987. Mr. Kokich has served on the board of directors of Acxiom Corporation since 2009, and currently chairs its Technology & Innovation Committee. Mr. Kokich holds a B.S. in Finance from the University of Oregon.
Our board of directors believes that Mr. Kokich possesses specific attributes that qualify him to serve as a director, including his background in the field of digital marketing and technology, his experience leading an advertising agency, as well as his marketing expertise and his years of management experience.
Vote Required
Directors are elected by a plurality vote. The three nominees for directors receiving the highest number of votes cast will be elected as directors.
***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF MR. ERICSON, MR. FRANKEL AND MR. KOKICH.***
Continuing Class I Directors
John Gardner. Mr. Gardner has served as a member of our board of directors since July 2011. Mr. Gardner has been a Managing Partner of Nokia Growth Partners L.P. (“NGP”), a global venture capital investment firm, since April 2007. He currently serves as director of a number of NGP’s privately held portfolio companies, and manages the firm’s digital advertising, marketing and analytics practice. Before joining NGP, he co-founded BlueRun Ventures L.P., a Silicon Valley based venture capital firm, in 1999. Prior to that, he held a senior business development role at Nokia, and practiced corporate law with the firm of Keating, Muething and Klekamp in Cincinnati, Ohio, primarily representing entrepreneurial clients and investors. Mr. Gardner has served as a board observer to Pubmatic, Inc. since July 2013. Mr. Gardner holds a B.Sc. from Miami University, Oxford, Ohio, a J.D. from the University of Cincinnati College of Law and an M.B.A. from the University of Chicago.
Our board of directors believes that Mr. Gardner possesses specific attributes that qualify him to serve as a director, including his experience as a general partner of two venture capital investment firms, as well as fifteen years of operational, oversight and investment experience in the advertising, marketing and analytics business and in the mobile technology industry.
Monte Zweben. Mr. Zweben has served as our interim chief executive officer since March 2015. He has served as a member of our board of directors since March 2010. Mr. Zweben is a founder of Splice Machine, Inc., a Big Data database software company, and has served as its Chairman and Chief Executive Officer since April 2012. Mr. Zweben has also been the Chairman of Clio Music, Inc., a music analysis and search engine, since June 2011. From January 2006 to June 2013, he was a co-founder and served as the Chairman of SeeSaw Networks, Inc., a digital media company. Prior to SeeSaw, Mr. Zweben founded and served as the CEO of Blue Martini Software, Inc., an e-commerce and marketing software company, from June

1998 to March 2005. Prior to Blue Martini, from October 1996 to November 1997, Mr. Zweben served as Vice President and General Manger of PeopleSoft’s Manufacturing Business Unit. Earlier in his career, Mr. Zweben was the Deputy Branch Chief of the NASA Ames Research Center’s Artificial Intelligence Branch. Mr. Zweben currently serves on the Dean’s Advisory Board for the School of Computer Science at Carnegie Mellon University. Mr. Zweben holds a B.S. in Computer Science and Management from Carnegie Mellon University and an M.S. in Computer Science from Stanford University.
Our board of directors believes that Mr. Zweben possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings from his expertise in computer science and artificial intelligence, his work with digital media companies, and his years of management experience.
Continuing Class III Directors

Susan L. Bostrom. Ms. Bostrom has served as a member of our board of directors since February 2013. In addition to serving on our board, since February 2001, Ms. Bostrom has served as an independent director to various public and private companies, including (i) Varian Medical Systems, Inc., a manufacturer of medical devices and software, since February 2005; (ii) Cadence Design Systems, Inc., an electronic design software company, first from February 2001 to March 2005 and then since February 2011; (iii) Marketo, Inc., a provider of software as a service marketing automation solutions, since May 2012; (iv) ServiceNow, a provider of enterprise IT cloud services since July, 2014, and (v) FedBid, Inc., a private company, since October 2012. Ms. Bostrom is a member of the Georgetown University board of directors and serves on the advisory board of the Stanford Institute for Economic Policy Research.  After serving on the Stanford Hospital and Clinics board of directors for 10 years, she is now a member of the board of Lucile Packard Children’s Hospital at Stanford. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom holds a B.S. in marketing from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business.
Our board of directors believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a director, including her experience and leadership roles at a leading technology company, her knowledge of marketing and developing trends in networking and new media, and her extensive boardroom experience.
Ronald E. F. Codd. Mr. Codd has served as a member of our board of directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of ERP and human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc. and Veeva Systems, Inc. since February 2012 and FireEye, Inc. since July 2012. Mr. Codd has also served as a member of the board of directors of numerous other information technology companies, including most recently DemandTec, Inc., from March 2007 to February 2012, Interwoven, Inc. from July 1999 to April 2009, and Data Domain, Inc., from October 2006 to July 2009. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University.
Our board believes that Mr. Codd’s management and software industry experience, including his experience in finance and corporate governance matters, give him a breadth of knowledge and valuable financial expertise that qualifies him to serve as a member of our board of directors.
George H. John. Mr. John is a co-founder and Chairman of our board of directors. He has served as a member of our board of directors since March 2008; as our Chief Executive Officer from May 2008 to March 2015; and as the Chairman of our board of directors since February 2013. Prior to co-founding Rocket Fuel, Mr. John was a senior director for targeting and personalization at Yahoo! Inc., a digital media company, from 2005 to 2008; a director, product management at salesforce.com, Inc., an enterprise cloud computing company, from 2003 to 2005; and held roles in engineering and sales at E.piphany, Inc., a customer relationship management software company, from 1997 to 2002. Prior to E.piphany, Mr. John was a senior data-mining analyst in the Global Business Intelligence Solutions division of IBM Corporation, an information technology solutions company, from 1995 to 1997. Mr. John has also served on advisory boards of privately held companies and served as a reviewer for the National Science Foundation. He earned his B.S., M.S., and Ph.D. with Distinction from the Computer Science Department of Stanford University. Mr. John’s Ph.D. studies were concentrated in Artificial Intelligence and Machine Learning and partially supported by a National Science Foundation fellowship. While earning his Ph.D., he worked at NASA on cognitive architectures for autonomous spacecraft.

Our board of directors believes that Mr. John possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as a founder and our former Chief Executive Officer, his expertise in computer science generally and Artificial Intelligence in particular, and his leadership roles in high-growth technology and digital media organizations. Mr. John also brings historical knowledge, operational expertise and continuity to our board of directors.

PROPOSAL NO. TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Deloitte also served as our independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013.
At the Annual Meeting, stockholders will be asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2015. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors submits the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. If this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, the appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the year ending December 31, 2015 if our audit committee believes that such a change would be in the best interests of Rocket Fuel and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Our Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Deloitte for the fiscal years ended December 31, 2014 and 2013.

Type of Fees	2014	2013
Audit Fees (1)	$1,665,960	$2,048,868
Audit-Related Fees (2)	265,604	8,800
Tax Fees (3)	109,136	65,608
All Other Fees (4)	1,855,615	0
Totals	$3,896,315	$2,123,276

(1)
“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Registration Statement on Form S-1 filed with the SEC in connection with our initial public offering in 2013 and in our Registration Statement on Form S-1 filed with the SEC in connection with our follow-on offering in 2014; review of our quarterly financial statements presented in our quarterly reports on Form 10-Q in each year; and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
“Audit-Related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of the company’s financial statements. For 2014, these fees consist primarily of professional services for the performance of due diligence in connection with our acquisition of X Plus Two Solutions, Inc. Audit-related fees also consisted of professional services rendered in connection with our Registration Statements on Form S-8 in 2013 and 2014 related to the registration of shares issuable pursuant to our equity incentive plans.

(3)	“Tax Fees” consist of professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning.

(4)	"All Other Fees" consist of consulting services rendered in connection with mergers and acquisitions due diligence and the integration of our acquisition of X Plus Two Solutions, Inc. in 2014.

Auditor Independence
In 2014, there were no other professional services provided by Deloitte that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, in August 2013, our audit committee established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Before engagement of the independent registered public accounting firm for the next fiscal year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•
Audit Services. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to form an opinion on our consolidated financial statements. Audit services also include, as necessary, the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. Other audit services may include services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

•
Audit-related services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor.

•	Tax Services. Tax services include services related to tax compliance, tax planning and tax advice.

•	All Other Services. All other services are those services not described in the other categories that are not prohibited by SEC rules.
The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee, or as permitted, the audit committee chair, before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee, or the audit committee chair. All fees paid to Deloitte for the fiscal years ended December 31, 2014 and 2013 were pre-approved by the audit committee in accordance with the process described in the policy above.
Vote Required
The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
***THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.***

REPORT OF THE AUDIT COMMITTEE
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any filing.
The audit committee has reviewed and discussed the company’s consolidated financial statements with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 16, 2015.
Respectfully submitted by the members of the audit committee of the board of directors:

Ronald E. F. Codd (Chair)
John Gardner
Clark Kokich

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition
Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. In accordance with the terms of our amended and restated certificate of incorporation and bylaws, our board of directors is divided into three classes with staggered three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are John Gardner and Monte Zweben, and their terms will expire at the annual meeting to be held during 2017;

•	the Class II directors are William Ericson, Richard Frankel and Clark Kokich, and their terms will expire at the upcoming 2015 Annual Meeting; and

•	the Class III directors are George H. John, Ronald E. F. Codd and Susan L. Bostrom, and their terms will expire at the annual meeting of stockholders to be held during 2016.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
The board of directors met eight times in 2014. Each board member attended at least 75% of the aggregate number of board meetings and meetings of standing committees of which he or she is or was a member during 2014.
Director Independence
Our common stock is listed on the NASDAQ Global Select Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an ‘‘independent director’’ if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Messrs. Codd, Ericson, Gardner, Kokich and Zweben and Ms. Bostrom were ‘‘independent directors’’ throughout 2014, as defined under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing requirements and rules of NASDAQ. Effective as of his appointment as interim CEO in March 2015, Mr. Zweben is no longer an independent director, leaving the Board with five independent directors. Following the appointment of a permanent CEO, we expect that the Board will return to six independent directors.
Board Leadership Structure; Lead Independent Director
Mr. John currently serves as both chairman of our board of directors and as an employee of Rocket Fuel. Our board of directors believes that Mr. John's role as an employee board member positions him better than independent directors to identify strategic priorities, lead critical discussions and support the interim CEO in executing our strategy and business plans. Mr. John possesses detailed, in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management often have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Mr. John brings company-specific experience and expertise. Our board of directors believes that Mr. John’s role as chairman results in strong board leadership and enhances our ability to articulate our message and strategy clearly and consistently.
Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the chairman is not independent, as is presently the case. Because Mr. John is not an independent chairman, our board of directors has appointed Mr. Kokich to serve as our lead independent director. As lead independent director, Mr. Kokich presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors, works with Mr. John to establish board meeting agendas, raises issues with management on behalf of the independent directors when appropriate, oversees the general functioning of the board and committees and performs such additional duties as our board of directors may otherwise determine and delegate.
Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. John’s familiarity with our business operations.
Committees of the Board of Directors
The standing committees of our board of directors currently consist of an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. Members are appointed by the board and serve on these committees until their resignation or as otherwise determined by our board of directors. Each of the standing committees operates under a written charter adopted by the board of directors. The charters are available on the Investor Relations portion of our website at investor.rocketfuel.com.
Audit Committee. Messrs. Codd, Gardner and Kokich, each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Codd is the chair of our audit committee. The audit committee met ten times during 2014. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of NASDAQ and the SEC. Our board of directors has also determined that Mr. Codd qualifies as an ‘‘audit committee financial expert,’’ as defined in the SEC rules, and satisfies the NASDAQ financial sophistication requirements. The audit committee is responsible for, among other things:

•	appointing, overseeing, and if need be, terminating any independent auditor;

•	assessing the qualification, performance and independence of our independent auditor;

•	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;

•	reviewing our financial statements and related disclosures;

•	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

•	reviewing our overall risk management framework;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;

•	reviewing and approving, as appropriate, related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.
Compensation Committee. Ms. Bostrom and Mr. Ericson, each of whom is a non-employee member of our board of directors, currently comprise our compensation committee, although Mr. Zweben also served on the committee throughout 2014 and until his appointment as interim CEO. Ms. Bostrom is the chair of our compensation committee. The compensation committee met seven times during 2014. Our board of directors has determined that each member of our currently composed compensation committee meets the requirements for independence under the rules of NASDAQ and the SEC, and is an ‘‘outside director’’ within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee is responsible for, among other things:

•	reviewing the elements and amount of total compensation for all executive officers and other key employees;

•	formulating and recommending any proposed changes in the compensation of our chief executive officer for approval by the board;

•	recommending to the board for approval the elements and amount of total compensation for non-employee members of the board;

•	reviewing and approving any changes in the compensation for executive officers and key employees, other than our chief executive officer;

•	administering our equity compensation plans;

•	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation;

•	reviewing our compensation programs, policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on us; and

•	preparing the compensation committee report for our annual proxy statement when required by SEC rules.
Compensation Committee Interlocks and Insider Participation. Ms. Bostrom, Mr. Ericson and Mr. Zweben were the members of the Compensation Committee during 2014. Mr. Zweben resigned from the Compensation Committee in March 2015 when he was appointed interim Chief Executive Officer. During 2014, no member of the Compensation Committee was an officer of Rocket Fuel. No member of the Compensation Committee has or had any relationships requiring disclosure under Item 404 of Regulation S-K other than routine indemnification agreements with Rocket Fuel. (See "Certain Relationships and Related Party Transactions," below.) During 2014, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Rocket Fuel or a member of our Compensation Committee.
Nominating and Governance Committee. Messrs. Codd, Ericson and Kokich, each of whom is a non-employee member of our board of directors, comprise our nominating and governance committee. Mr. Ericson is the chair of our nominating and governance committee. The nominating and governance committee met four times during 2014. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the NASDAQ rules. The nominating and governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;

•	identifying, recruiting and nominating director candidates to the board if and when necessary;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing, and approving if appropriate, conflicts of interest of our directors and corporate officers, other than related person transactions, which are reviewed by the audit committee.

Board Member Nomination Process
The nominating and governance committee employs a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating and governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills and expertise that are complementary to those of the existing members of our board of directors, (iv) the ability to assist and support management and make significant contributions to the company’s success, and (v) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider other factors that it may deem, from time to time, in our and our stockholders’ best interests. The nominating and governance committee may also take measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and governance committee, the board of directors, or management.
Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and governance committee may take into account the benefits of diverse viewpoints. After completing its review and evaluation of director candidates, the nominating and governance committee recommends to the full board of directors the director nominees for election. The nominating and governance committee also considers these and other factors as it oversees the annual board of directors' evaluation.
Stockholder Recommendations and Nominations of Candidates for Election to the Board of Directors
The nominating and governance committee will consider candidates for nomination to the board of directors recommended by any stockholder holding at least one percent (1%) of the fully diluted capitalization of Rocket Fuel for at least twelve months prior to the date that the recommendation is submitted. The committee will evaluate recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. A stockholder wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing, at the address indicated in the next paragraph. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and Rocket Fuel and evidence of the recommending stockholder’s ownership of our common stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board by complying with the procedures in Section 2.4 of our bylaws and the rules and regulations of the Securities and Exchange Commission. An eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws for nominations by stockholders. Any nomination should be sent in writing to the company, addressed to the attention of the Corporate Secretary at Rocket Fuel Inc., 1900 Seaport Boulevard, Redwood City, CA 94063. Notice of nominations for the 2016 annual meeting of stockholders must be received by us no earlier than February 11, 2016 and no later than March 13, 2016. The notice must state the information required by Section 2.4 of our bylaws and otherwise comply with applicable federal and state law.
A copy of our bylaws may be obtained by accessing Rocket Fuel’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.
Board’s Role in Risk Management Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to evaluate and manage risk in our operations. Management is responsible for the day-to-day management of the risks we face, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board must satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our chief executive officer and other members of the senior management team at regularly scheduled quarterly board meetings and in other meetings between the quarterly meetings, where, among other topics, they discuss strategy and risks facing the company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee also discusses guidelines and policies with respect to risk assessment and risk management with management and the independent auditor. In addition, the audit committee reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies as well as in our leadership development and succession planning. Finally, the full board of directors reviews strategic and operational risk reported by the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with our board of directors or with an individual member of our board may do so by writing to our board of directors or to the particular member of our board, and mailing the correspondence to our General Counsel, Rocket Fuel Inc., 1900 Seaport Boulevard, Redwood City, CA 94063. Our General Counsel, or her designee in the legal department, will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the lead independent director.
Corporate Governance Guidelines; Code of Business Conduct and Ethics; Policy Regarding Hedging
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us.
In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Relations portion of our website at investor.rocketfuel.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Our Insider Trading Policy prohibits our board members and executive officers from engaging in any hedging transactions with respect to our securities.
Non-Employee Director Compensation
The following table for fiscal year 2014 shows certain information with respect to the compensation of all of our non-employee directors for that year:

Director Compensation Table

Year Ended December 31, 2014
Name	Fees earned or paid in cash	Stock Awards (1)	Option Awards ($) (2)	Total ($)
Susan L. Bostrom (3)	$35,000	$75,001	$74,993	$184,993
Ronald E. F. Codd (4)	$43,000	$75,001	$74,993	$192,993
William Ericson (5)	$36,000	$75,001	$74.993	$185,993
John Gardner (6)	$32,500	$75,001	$74,993	$182,493
Clark Kokich (7)	$50,500	$75,001	$74,993	$200,493
Monte Zweben (8)	$30,000	$75,001	$74,993	$179,993
___________________

(1)
Under our Outside Director Compensation Policy the size of the award is determined based on the closing price of the shares subject to the applicable award on the grant date. This is consistent with how the aggregate grant date fair value of stock awards is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)
This amount represents the aggregate grant date fair value of stock options as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC.

(3)
As of December 31, 2014, Ms. Bostrom held (i) an option to purchase 85,000 shares of our common stock at an exercise price of $11.21 per share, which vests in sixteen equal installments over a period of four years with a vesting commencement date of February 6, 2013; (ii) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (iii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iv) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (v) 3,179 restricted stock units, which will vest and settle on the day prior to the 2015 Annual Meeting. We entered into an offer letter in February 2013 with Ms. Bostrom pursuant to which we agreed to pay Ms. Bostrom an annual retainer of $50,000 on February 15th of each year of service. This compensation provision was superseded by our outside director compensation policy, which was adopted in August 2013.

(4)
As of December 31, 2014, Mr. Codd held (i) 100,000 shares of our common stock issued upon the early exercise of an option granted by our board of directors in February 2012, at an exercise price of $1.07 per share; the shares are subject to our repurchase right that lapses in sixteen equal installments over a period of four years with a vesting commencement date of February 21, 2012; (ii) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (iii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iv) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (v) 3,179 restricted stock units,, which will vest and settle on the day prior to the 2015 Annual Meeting.

(5)
As of December 31, 2014, Mr. Ericson held (i) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (ii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iii) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (iv) 3,179 restricted stock units, which will vest and settle on the day prior to the 2015 Annual Meeting.

(6)
As of December 31, 2014, Mr. Gardner held (i) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (ii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iii) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (iv) 3,179 restricted stock units, which will vest and settle on the day prior to the 2015 Annual Meeting.

(7)
As of December 31, 2014, Mr. Kokich held (i) 100,000 shares of our common stock issued upon the early exercise of an option granted on April 28, 2011, at an exercise price of $1.07 per share; the shares are subject to our repurchase right that lapses in sixteen equal installments over a period of four years with a vesting commencement date of April 28, 2011; (ii) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (iii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iv) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (v) 3,179 restricted stock units, which will vest and settle on the day prior to the 2015 Annual Meeting.

(8)
As of December 31, 2014, Mr. Zweben held (i) an early exercisable option to purchase 125,870 shares of our common stock at an exercise price of $0.16 per share; one-fourth (1/4) of the shares subject to the option vested on the first anniversary of the date of grant, which was March 4, 2010, and one forty-eighth (1/48) of the shares subject to the option vest each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the date of grant; (ii) an option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share, which vested and became exercisable on June 8, 2014; (iii) 1,872 restricted stock units, which vested and settled on June 8, 2014; (iv) an option to purchase 6,000 shares of our common stock at an exercise price of $23.59 per share, which will vest and become exercisable on the day prior to the 2015 Annual Meeting; and (v) 3,179 restricted stock units, which will vest and settle on the day prior to the 2015 Annual Meeting.

Outside Director Compensation Policy
In August 2013, the board of directors, upon the recommendation of our compensation committee, adopted a policy for the compensation of our non-employee directors, or the Outside Directors, effective as of September 19, 2013. In developing its recommendations, the compensation committee used the services of Radford, an Aon Hewitt company ("Radford"), a compensation consulting firm. Outside Directors receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan, or the 2013 Plan, and cash compensation, as described below.
Equity Compensation
IPO grant. On September 19, 2013, each Outside Director was granted (i) an option to purchase 3,750 shares (the “IPO Option”), and (ii) 1,872 restricted stock units (the “IPO RSU Award”). All of the shares underlying the IPO Option and IPO RSU Award vested and became exercisable on June 8, 2014, the day prior to our 2014 Annual Meeting.
Initial award. Each person who first becomes an Outside Director after September 19, 2013 will be granted (i) an option to purchase shares having a grant date fair value equal to $100,000 (the “Initial Option”), and (ii) restricted stock units with a grant date fair value equal to $100,000 (the “Initial RSU Award”). These awards will be granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director. The shares underlying the Initial Option and Initial RSU Award will vest and, if applicable, become exercisable, as to one-third of the shares subject to such award on each anniversary of the commencement of the individual’s service as an Outside Director, subject to continued service as a director through the applicable vesting date. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial Option or Initial RSU Award.
Annual award. On the date of each annual meeting of our stockholders, each Outside Director who has served on our board of directors for at least the preceding six months will be granted (i) an option to purchase shares having a grant date fair value equal to $75,000 (the “Annual Option”), and (ii) restricted stock units with a grant date fair value equal to $75,000 (the “Annual RSU Award”). All of the shares underlying the Annual Option and Annual RSU Award will vest and, if applicable, become exercisable upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from grant, subject to continued service as a director through the applicable vesting date.
The exercise price per share of each stock option granted under the outside director compensation policy will be the fair market value of a share of our common stock, as determined in accordance with our 2013 Plan, on the date of the option grant. With respect to the IPO Option, Initial Option, and Annual Option, the grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology our board of directors or compensation committee may determine. With respect to the IPO RSU Award, Initial RSU Award and Annual RSU Award, the grant date fair value is computed based on the fair market value, as determined in accordance with our 2013 Plan, of the shares subject to the applicable award on the date of grant.
Cash compensation
Each Outside Director receives an annual retainer of $25,000 in cash for serving on our board of directors, or the Annual Fee. In addition to the Annual Fee, the lead independent director is entitled to an additional annual retainer of $15,000 in cash.

The chairperson and members of the three standing committees of our board of directors are entitled to the following annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$6,000	$3,000
All cash retainers are paid in quarterly installments to each Outside Director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of the preceding fiscal quarter. An Outside Director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash fee. The first payment of cash retainers under the policy was pro-rated for the service period between September 19, 2013 and September 30, 2013.
EXECUTIVE OFFICERS
CEO Succession Plan in 2015
In March 2015, we announced a CEO succession plan pursuant to which (i) our then-CEO and Chairman, George H. John, resigned from the position of CEO; (ii) Monte Zweben, a member of our Board, was appointed as our interim CEO; and (iii) the Board formed a CEO Search Committee with the authority to select an executive search firm to identify qualified candidates to serve as CEO on a permanent basis. Mr. John continues to serve as Chairman and a full-time employee focused on acquiring and developing strategic customer relationships.
Executive Officers as of March 31, 2015
The following table provides information regarding our executive officers as of March 31, 2015. Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
George H. John	44	Co-Founder and Chairman of the Board of Directors
Monte Zweben	51	Interim Chief Executive Officer and Director
Richard Frankel	51	Co-Founder, President and Director
David Sankaran	48	Chief Financial Officer
JoAnn C. Covington	47	Senior Vice President, General Counsel, Corporate Secretary and Chief Privacy Officer
Manu Thapar	51	Senior Vice President, Research and Development
Dominic Trigg	47	Senior Vice President and Managing Director, EMEA
George H. John
Mr. John is a co-founder and Chairman of our board of directors. He has served as a member of our board of directors since March 2008; as our Chief Executive Officer from May 2008 to March 2015; and as the Chairman of our board of directors since February 2013. Prior to co-founding Rocket Fuel, Mr. John was a senior director for targeting and personalization at Yahoo! Inc., a digital media company, from 2005 to 2008; a director, product management at salesforce.com, Inc., an enterprise cloud computing company, from 2003 to 2005; and held roles in engineering and sales at E.piphany, Inc., a customer relationship management software company, from 1997 to 2002. Prior to E.piphany, Mr. John was a senior data-mining analyst in the Global Business Intelligence Solutions division of IBM Corporation, an information technology solutions company, from 1995 to 1997. Mr. John has also served on advisory boards of privately held companies and served as a reviewer for the National Science Foundation. He earned his B.S., M.S., and Ph.D. with Distinction from the Computer Science Department of Stanford University. Mr. John’s Ph.D. studies were concentrated in Artificial Intelligence and Machine Learning and partially supported by a National Science Foundation fellowship. While earning his Ph.D., he worked at NASA on cognitive architectures for autonomous spacecraft.

Monte Zweben
Mr. Zweben has served as our interim chief executive officer since March 2015. He has served as a member of our board of directors since March 2010. Mr. Zweben is a founder of Splice Machine, Inc., a Big Data database software company, and has served as its Chairman and Chief Executive Officer since April 2012. Mr. Zweben has also been the Chairman of Clio Music, Inc., a music analysis and search engine, since June 2011. From January 2006 to June 2013, he was a co-founder and served as the Chairman of SeeSaw Networks, Inc., a digital media company. Prior to SeeSaw, Mr. Zweben founded and served as the CEO of Blue Martini Software, Inc., an e-commerce and marketing software company, from June 1998 to March 2005. Prior to Blue Martini, from October 1996 to November 1997, Mr. Zweben served as Vice President and General Manger of PeopleSoft’s Manufacturing Business Unit. Earlier in his career, Mr. Zweben was the Deputy Branch Chief of the NASA Ames Research Center’s Artificial Intelligence Branch. Mr. Zweben currently serves on the Dean’s Advisory Board for the School of Computer Science at Carnegie Mellon University. Mr. Zweben holds a B.S. in Computer Science and Management from Carnegie Mellon University and an M.S. in Computer Science from Stanford University.
Richard Frankel

Mr. Frankel is a co-founder and President of Rocket Fuel. He has served as our President since May 2008; as our Chief Financial Officer from March 2008 to February 2009; and as a member of our board of directors since March 2008. Prior to co-founding Rocket Fuel, Mr. Frankel served as Senior Director, Product Marketing at Yahoo! from November 2002 to January 2008, and as a general manager at DoubleClick Inc., an Internet advertising solutions company, from July 1999 to October 2002. From March 1996 to July 1999, Mr. Frankel served as Director, Customer Service at NetGravity Inc., an online marketing management company. Mr. Frankel holds a B.S.E. in Mechanical & Aerospace Engineering from Princeton University and an M.A. in Classics from San Francisco State University.
David Sankaran
Mr. Sankaran has served as our Chief Financial Officer since December 2014. Before joining Rocket Fuel, Mr. Sankaran was Chief Financial Officer at Shareable Ink, a cloud electronic medical health records company, from September to November 2014. Previously, he was Chief Executive Officer and Chief Financial Officer of SupportSpace, Inc., a SaaS services company specializing in cloud based/remote technical services for computers and devices, from 2012 to 2013, and from 2008 to 2011, he served as Executive Vice President and Chief Financial Officer for Nighthawk Radiology, Inc., a publicly traded SaaS telemedicine company, where he led the technology and cloud data center operations in addition to the finance and administrative functions. Prior to his leadership roles at SaaS companies, he served as the Senior Vice President and Chief Financial Officer for Accelrys, Inc., a publicly traded subscription software provider. Additionally, Mr. Sankaran previously spent over ten years serving publicly-traded companies in financial leadership roles, including four years at PeopleSoft where he served as Vice President of Investor Relations and Vice President of Finance for Global Operations, and was the Vice President and Corporate Controller for Affymetrix, Inc. and Ocular Sciences, Inc. Mr. Sankaran received his B.S. in Business Administration from the University of Southern California and his M.B.A from St. Mary’s College.

JoAnn C. Covington
Ms. Covington has served as our Senior Vice President, General Counsel, and Corporate Secretary since March 2015, prior to which she served as Vice President, General Counsel and Corporate Secretary from July 2012. She has served as our Chief Privacy Officer since December 2012. Prior to joining us, Ms. Covington was with Electronic Arts Inc., an interactive entertainment software company, from October 1998 until July 2012, where she held various senior roles, most recently as Division Counsel. Ms. Covington holds a B.A. in Government, summa cum laude, from Clark University and a J.D., magna cum laude, from Harvard Law School.
Manu Thapar
Mr. Thapar joined Rocket Fuel as Senior Vice President, Research and Development in November 2014.  From October 2011 through 2013, Mr. Thapar served as Chief Technology Officer for Angie’s List, a local business rating service.  From January 2010 to October 2011, he served as Vice President of Engineering for Walmart.com, an e-commerce website, Senior Vice President of Engineering for Myspace, a social networking website, from September 2008 to October 2009, and Vice President of Engineering for Yahoo!, Inc., a digital media company, from October 2005 to August 2008. In addition, he held various leadership roles at Cisco Systems, Inc., Acxiom Corporation and Hewlett-Packard Company. Mr. Thapar holds a Bachelor of Engineering degree in Electrical Engineering from Punjab University and a Doctor of Philosophy degree in Computer Systems from Stanford University.

Dominic Trigg
Mr. Trigg has served as our Senior Vice President and Managing Director, EMEA since April 2014, prior to which he served as our Vice President and Managing Director, Europe beginning in 2011. Prior to joining us, Mr. Trigg was the Vice President of International at TradeDoubler AB, a European advertising affiliate network, from December 2008 to December 2011. Prior to TradeDoubler, Mr. Trigg was Managing Director for Infospace Europe Limited, a metasearch and private label search company, from April 2005 to December 2008, Director of Yahoo! Europe Ltd.’s ad operations from September 2003 to April 2005, and Advertising Director for MSN (UK) Limited and Hotmail Corporation from September 1998 to April 2001. He also served as an Advertising Director at Expedia, Inc. from September 1998 to September 2000 and managed an online advertising team at BT Group plc, a telecommunications company, from June 1997 to September 1998. In addition, from 2003 to 2008, Mr. Trigg served as a member of the board of directors of Asia Digital Holdings PLC, which subsequently changed its name to Deal Group Media Pty Limited. Mr. Trigg holds an HND in Business and Finance from the College of Distributive Trades, London.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions
The compensation committee of the board is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the executive officers that report to him, except that he does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short-term and long-term compensation for all executive officers, excluding himself, based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the chief executive officer, as well as each individual compensation component. The compensation committee makes recommendations to the board of directors regarding compensation for the chief executive officer. The independent members of the board make the final decisions regarding executive compensation for our chief executive officer.
The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In May 2013, the compensation committee retained Radford, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Radford now serves at the discretion of the compensation committee. The compensation committee has engaged Radford to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair. The compensation periodically, and at least annually, considers and assesses Radford’s independence, including whether Radford has any potential conflicts of interest with our company or members of the compensation committee, as set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The most recent review was conducted in April 2015. Based on that review, the committee concluded that it is not aware of any conflict of interest that has been raised by work performed by Radford or the individual consultants employed by Radford that perform services for the committee.

Summary Compensation Table
The following table provides information regarding the compensation of certain executive officers during 2014 and 2013. As an emerging growth company, we have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as that term is defined in the rules promulgated under the Securities Act of 1933, as amended, or the Securities Act. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer, both as of the end of 2014. Throughout this proxy statement, these three officers are referred to as our “named executive officers” or "NEOs."

Named Executive Officer Compensation for 2014 and 2013
Name and Principal Position at December 31, 2014	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Other ($)	Total ($)
George H. John Chief Executive Officer and Chairman	2014	376,590	562,760	3,940,852	0	N/A	4,880,202
	2013	310,000	0	1,302,407	294,500(2)	N/A	1,906,907
Richard Frankel President	2014	372,214	0	2,551,183	0	N/A	2,923,397
	2013	300,000	0	898,988	300,000(2)	N/A	1,498,988
David Sankaran (3) Chief Financial Officer	2014	9,846	809,306	722,400	N/A	15,664(4)	1,557,216
_____________________

(1)
Amounts represent the aggregate grant date fair value of restricted stock units and stock options as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the options column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC. As required by rules of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Includes the amounts earned in 2013 under our Executive Incentive Compensation Plan that were paid in February 2014.

(3)	Mr. Sankaran joined Rocket Fuel in December 2014.

(4)	Consists of relocation expenses.
Non-Equity Incentive Plan Compensation
In August 2013, the Executive Incentive Compensation Plan (the “Umbrella Bonus Plan”) was adopted by our board of directors. The Umbrella Bonus Plan allows our compensation committee to provide incentive cash awards to selected employees, including our named executive officers. For 2014, the compensation committee approved a 2014 President Bonus Plan (the "2014 President Plan") in which Mr. Frankel participated, and the board of directors adopted a 2014 CEO Bonus Plan (the "2014 CEO Plan") in which Mr. John participated. Both are appendices to the Umbrella Bonus Plan. The compensation committee also approved a 2014 Executive Bonus Plan for executives other than the CEO and the President, but NEO David Sankaran, who joined Rocket Fuel on December 15, 2014, did not receive a payment under the that plan.
Non-Equity Incentive Plan Payments for Named Executive Officers
For 2014, the target and actual incentive amounts for the Mr. John and Mr. Frankel under their bonus plans were as follows:

Non-Equity Incentive Plan Payments for 2014
	Annual Target Awards ($)	Target Awards as Percentage of Base Salary (%)	Actual Award Amounts ($)
George H. John	266,250	75	0
Richard Frankel	258,750	75	0

2014 Performance Criteria. Under the 2014 CEO Plan for Mr. John and the 2014 President Plan for Mr. Frankel, the applicable performance criteria were weighted among an annual revenue goal (40%), an annual adjusted EBITDA goal (40%) and subjective criteria (20%). In each case, the participant was required to remain an employee through an applicable payment date to be eligible to receive a bonus payment.
2014 Payment Calculations for Mr. John and Mr. Frankel. Messrs. John and Frankel's plans were adopted in April 2014 with certain revenue and adjusted EBITDA goals. Those goals were adjusted by the Compensation Committee (and for Mr. John, by the Board) later in the year to keep the goals relevant in light of changing business circumstances. Based on the adjusted goals, Mr. John and Mr. Frankel would not receive any portion of the target incentive allocated to the annual revenue goal unless we achieved a threshold of approximately 97.2% of the annual revenue goal. If we achieved approximately102.9% or more of the revenue goal, then Messrs. John and Frankel would receive 200% of the target incentive allocated to that goal. For achievement of a revenue goal between the threshold and 102.9% of our target, the incentive payment allocated to that goal would be pro-rated between 0% and 200% of the target incentive based on a formula. Mr. John and Mr. Frankel would not receive any portion of the target incentive allocated to the annual adjusted EBITDA goal unless we achieved performance above a threshold that was 35.7% below the adjusted EBITDA target level. If we achieved performance at 35.7% or more above the adjusted EBITDA goal, Messrs. John and Frankel would receive 200% of the target incentive allocated to the adjusted EBITDA goal. For achievement of an adjusted EBITDA goal between the minimum threshold and 35.7% above the target, the incentive payment allocated to that goal was pro-rated between 0% and 200% of the target incentive based on a formula. Mr. John’s subjective criteria were related to strategy, messaging and brand, and executive management and development. Mr. Frankel's subjective criteria related to organization, customer satisfaction, margin and Europe/new business.
Notwithstanding the above, under the terms of the Umbrella Bonus Plan, our compensation committee (or our board of directors with respect to Mr. John) had the authority, in its sole discretion, to increase, reduce or eliminate any participant’s actual award, including that of Messrs. John and Frankel. Our compensation committee and our board of directors exercised this discretion and did not award a 2014 bonus under the Umbrella Bonus Plan to either Mr. Frankel or Mr. John, respectively.
NEO Employment Agreements and Arrangements
Mr. John and Mr. Frankel are at-will employees. The initial compensation agreed to for each of Mr. John and Mr. Frankel has been adjusted over time in accordance with our compensation policies and practices.
Sankaran Offer Letter and Relocation Assistance Letter

On December 6, 2014, we entered into an employment offer letter with Mr. Sankaran (the “Sankaran Offer Letter”). The Sankaran Offer Letter has no specified term, and Mr. Sankaran’s employment with us is on an at-will basis. Under the terms of the Sankaran Offer Letter, Mr. Sankaran’s initial base salary as CFO is $320,000 per year, and he is eligible to receive an annual bonus of up to 60% of his base salary pursuant to the terms of our Umbrella Bonus Plan.

The Sankaran Offer Letter provided for equity grants as shown in the Summary Compensation Table, above, and also provided that the vesting of these equity awards would be accelerated by two (2) years if Mr. Sankaran is terminated without “cause,” resigns for “good reason,” or due to his death or “disability,” in each case within 12 months following a “change of control” of Rocket Fuel. In addition, the Sankaran Offer Letter provided that if Mr. Sankaran is terminated without “cause,”(but not including due to his death or “disability”), or resigns for “good reason,” in each case within 12 months following a “change of control” of Rocket Fuel, then he would be eligible to receive a cash severance payment of (i) three months of his then-current base salary, (ii) 25% of his then-current annual target bonus amount and (iii) the amount equal to 1.5 times the cost of three months’ of COBRA health care premiums for Mr. Sankaran and his dependents. These change of control benefits were superseded by Mr. Sankaran's Management Retention Agreement described below.

Under the Sankaran Offer Letter, we agreed to provide Mr. Sankaran $10,000 for relocation assistance, as well as reimbursement of certain expenses related to his relocation. In March 2015, we entered into a letter agreement (the "Letter Agreement") with Mr. Sankaran that expanded these relocation benefits to include the provision of temporary housing for him through June 30, 2015, reimbursement of his hotel expenses from his start date on December 15, 2014 through the date he is placed in temporary housing, and a relocation assistance payment of $100,000 to be paid to him on July 1, 2015.

The foregoing description of the Sankaran Offer Letter is qualified in its entirety by reference to the full text of the Sankaran Offer Letter filed as an exhibit to our Current Report on Form 8-K filed on December 15, 2014. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

Compensation Arrangements for Interim CEO
As indicated in "Executive Officers," above, Monte Zweben was appointed interim Chief Executive Officer in March 2015. His offer letter (the "Zweben Offer Letter") reflects the following compensation arrangements: Mr. Zweben works on a part-time basis, with 60% of his time during business hours devoted to Rocket Fuel. He is compensated on a monthly basis and his tenure is expected to be limited in time as we move expeditiously to hire a permanent CEO. Mr. Zweben is paid a monthly base salary of $22,500. He will be eligible for a cash bonus of 100% of his base salary amount for the period of his employment pursuant to the terms of our Executive Incentive Compensation Plan (the "Plan"), subject to continued service through the date the bonus is earned. In addition, he is eligible for a discretionary, one-time cash bonus of up to $85,000 pursuant to the Plan based on the Board's assessment of his performance during his tenure. Management has agreed to recommend to the Board that Mr. Zweben be granted (i) a stock option to purchase 42,211 shares of our common stock with an exercise price per share equal to the fair market value of the common stock on the grant date, and (ii) an award of 22,667 restricted stock units. Management will recommend to the board that both awards vest in full upon the first day of the permanent Chief Executive Officer's employment, provided that Mr. Zweben remains a service provider to Rocket Fuel through that date.
The foregoing description of the Zweben Offer Letter is qualified in its entirety by reference to the full text of the letter, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended March 31, 2015.
Management Retention Agreements
In March 2015, the board approved our entry into a form of Management Retention Agreement (each, an "Agreement") with certain officers, including each of our NEOs and Mr. Zweben (each, an “Executive” and together, the “Executives”), which provide for potential payments and benefits upon a qualifying termination of employment. Each Agreement, other than Mr. Zweben's, provides that if, during the period beginning on the date that is three months before a change in control and ending on the date that is twelve months following a change in control (the “change in control period”), (i) the Executive terminates his employment with us (or any parent or subsidiary) for good reason (as defined in the Agreement), or (ii) we (or any parent or subsidiary) terminate the Executive’s employment for a reason other than cause (as defined in the Agreement) and other than death or disability (as defined in the Agreement) (a termination under clause (i) or (ii), a “Qualifying Termination”), the Executive will be eligible to receive the following severance benefits from us: (x) a lump-sum payment equal to the sum of (a) 100% of the Executive’s annual base salary (as in effect immediately prior to (A) a change in control (if the Executive’s employment terminates on or after the change in control), or (B) the Executive’s termination, whichever is greater); (y) 100% of the Executive’s target bonus for the fiscal year in which the Executive’s employment terminates (minus any bonus or commission payments already received for that fiscal year’s performance); and (z) reimbursement for continued group health plan coverage premiums under COBRA for twelve months following the Executive’s termination, for the Executive and his spouse and/or eligible dependents. However, if we determine that we cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, we will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the twelve-month severance period. Additionally, if, during the change in control period, (i) the Executive has a Qualifying Termination, or (ii) the Executive’s employment is terminated due to death or disability, then 100% of the shares of our common stock subject to the Executive’s then outstanding unvested equity compensation awards will immediately vest (for performance-based awards, performance will be deemed achieved at 100% of target levels).

Mr. Zweben’s Agreement provides that if, during the change in control period (i) Mr. Zweben terminates his employment with us (or any parent or subsidiary) for good reason (as defined in the Agreement), or (ii) we (or any parent or subsidiary) terminate Mr. Zweben's employment for a reason other than cause (as defined in the Agreement), other than death or disability (as defined in the Agreement) and other than due to our hiring or appointing a new chief executive officer or interim chief executive officer (a termination under clause (i) or (ii), a “Qualifying Termination”), Mr. Zweben will be eligible to receive the following severance benefits from us a lump sum payment of cash severance equal to the difference, if any, between $265,000 and the base salary and bonus paid to Mr. Zweben from his start date with us as interim CEO. In no event will the lump sum payment to Mr. Zweben exceed $265,000. If, at the time of his termination, Mr. Zweben has received $265,000 or more in base salary and bonus in his role as interim CEO, he will not be entitled to any cash payment under the Agreement. Additionally, if, during the change in control period, (i) Mr. Zweben has a Qualifying Termination, or (ii) Mr. Zweben’s employment is terminated due to death or disability, then 100% of the shares of our common stock subject to the Mr. Zweben's outstanding unvested new hire equity compensation awards in connection with his employment as interim CEO will immediately vest.
Each Agreement other than the Agreement for Mr. Zweben, further provides that if the Executive has a Qualifying Termination, and such termination occurs outside of the change in control period, the Executive will be eligible to receive the following severance benefits from us: (i) a lump-sum payment equal to six months of his annual base salary, and (ii) reimbursement for continued group health plan coverage premiums under COBRA for six months following the Executive’s termination for the Executive and his spouse and/or eligible dependents. However, if we determine that we cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, we will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the six-month severance period.
In order to receive severance benefits under the Agreement, the Executive must sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to us. Each Agreement also provides that in the event that the payments and benefits provided for in the Agreement or other payments and benefits payable or provided to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits under the agreement or other payments or benefits (the “payment”) will be reduced to either (x) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.
Each Agreement, other than Mr. Zweben's, will terminate upon the completion of all payments (if any) thereunder or on the third anniversary of its effective date if a change in control (as defined under the Agreement) has not occurred by such date unless the term of the Agreement is extended by the parties. Mr. Zweben’s Agreement will terminate upon the earliest of occur of (i) the completion of all payments (if any) thereunder, (ii) the third anniversary of its effective date if a change in control (as defined under the Agreement) has not occurred, or (iii) three (3) months following Mr. Zweben's termination of employment if a change in control (as defined in the Agreement) has not occurred, With respect to all Executives, if, prior to the expiration of the term of the Agreement, we enter into a definitive agreement with a third party (or third parties), the consummation of which would result in a change in control of Rocket Fuel, then the term of the Agreement will automatically be extended to 24 months following the resulting change in control, unless the definitive agreement terminates or is canceled without resulting in a change in control, in which case, the extension will not be effective.

For purposes of each Management Retention Agreement described above, the following definitions apply:

 “cause” means, with respect to the Executive, (i) an unauthorized use or disclosure of our (or any subsidiary or parent) confidential information or trade secrets, which use or disclosure causes material harm to us; (ii) a deliberate, material failure to comply with any of our written policies or rules (or any employing subsidiary or parent); (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; (v) a continued failure to perform assigned duties after receiving written notification of such failure from the board of directors, provided that such duties are those customarily performed by a person holding the position that the Executive holds immediately prior to the change in control period; or (vi) failure to cooperate in good faith with a governmental or internal investigation of us (or any subsidiary or parent) or our directors, officers or employees, if we have requested the Executive’s cooperation.

 “good reason” means the Executive’s resignation within 30 days following the end of the cure period (as defined below), following the occurrence of one or more of the following without the Executive’s express written consent:  (a) a material reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, either of which results in a material diminution of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of us being acquired and made part of a larger entity (as, for example, when our Chief Executive Officer remains as such following a change in control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “good reason”; (b) a material reduction in the Executive’s base salary; or (c) a material relocation of the Executive’s principal workplace, provided that a relocation of 35 miles or less, or a relocation to the Executive’s home as his or her principal workplace, will not be considered a material relocation.  In addition, in order to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 60 days of the initial existence of the grounds for “good reason” and a reasonable cure period of 30 days following the date of written notice (the “cure period”), and such grounds must not have been cured during such time.

“target bonus” means either (i) the Executive’s target bonus percentage or target commission percentage multiplied by the Executive’s annual base salary, or (ii) the target bonus amount or target commission amount (as applicable), in each case, as in effect for our (or our successor’s) fiscal year in which the Executive’s involuntary termination under the circumstances described above occurs.

The foregoing descriptions of the Management Retention Agreements are qualified in their entirety by reference to the full text of (i) the Management Retention Agreement (Interim CEO), in the case of Mr. Zweben and (ii) the Management Retention Agreements, in the case of each of the other Executives, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

Equity Incentive Plans
Each of our named executive officers may become eligible to receive certain accelerated vesting in connection with a change of control (apart from any accelerated vesting under the Management Retention Agreements) under the 2008 Equity Incentive Plan (the "2008 Plan"), options agreements under the 2008 Plan and/or the 2013 Equity Incentive Plan (the "2013 Plan") as described below.
The 2008 Equity Incentive Plan and Option Agreements
Our 2008 Plan provides that in the event of a merger or change in control, as defined therein, each outstanding award will be treated as the administrator determines, without a participant’s consent, including, without limitation, that each award be assumed or substituted for an equivalent award. For awards granted pursuant to our 2008 Plan prior to April 1, 2013, including those granted to our named executive officers, in the event that awards are not assumed or substituted for, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will fully vest and become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. For awards granted pursuant to the 2008 Plan on or after April 1, 2013, including those granted to our named executive officers, in the event that awards are not assumed or substituted for, all restrictions on an additional 25% of the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to an additional 25% of the shares subject to such award will be deemed achieved at 100% of target levels and an additional 25% of the shares subject to such award will fully vest and become fully exercisable, if applicable, for a specified period prior to the transaction. In no event will the vesting of an award accelerate as to more than 100% of the award. The award will then terminate upon the expiration of the specified period of time.

Additionally, each option issued under our 2008 Plan, including those granted to our named executive officers, is subject to an option agreement that provides for the following accelerated vesting in connection with a change in control, as defined in the 2008 Plan: (i) if the optionee has continuously been our employee for one year or more as of the date of the change in control, the shares subject to the option that would normally vest in the final 12 months of the option’s vesting term will immediately vest upon the change in control and the remaining unvested portion of the option will continue to vest in accordance with the original vesting schedule; (ii) if the optionee has continuously been our employee for less than one year as of the change of control, then the shares subject to the option that would normally vest in the final 12 months of the option’s vesting term will vest on the one year anniversary of the optionee’s commencement as our employee; and (iii) if, within 12 months following the change in control, the optionee’s status as a service provider is terminated by us or a successor corporation without cause, as defined in the option agreement, or the optionee voluntarily resigns for good reason, as defined in the option agreement, then an additional number of shares subject to the option that would normally vest (without taking into account any accelerated vesting under clause (ii), above) over the 12 month period following such termination will immediately vest.

The 2013 Equity Incentive Plan
Our 2013 Plan provides that in the event of a merger or change in control, as defined under the 2013 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will vest as to an additional 25% of the shares subject to such award, all restrictions on an additional 25% of the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to an additional 25% of the shares subject to such award will be deemed achieved at 100% of target levels and an additional 25% of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. In no event will the vesting of an award accelerate as to more than 100% of the award. The award will then terminate upon the expiration of the specified period of time.

Outstanding Equity Awards at 2014 Fiscal Year End
The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2014.

	Outstanding Option Awards				Outstanding Restricted Stock Units
Name	Grant Date(1)	Number of Securities Underlying Outstanding Options(#) - Exercisable	Number of Securities Underlying Outstanding Options(#) - Unexercisable	Option Exercise Price Per Share ($)	Grant Date(1)	Number of Securities Underlying Outstanding RSUs (All unvested)	Fair Market Value of Outstanding RSUs as of 12/31/2014(9)
George H. John	12/4/2012	900,000(2)(3)	0	6.58
	3/10/2013	142,500(2)(4)	0	11.21
	2/6/2014	0	142,500(5)	51.16	2/6/2014	11,000(7)	$177,320
Richard Frankel	12/4/2012	626,344(2)(3)	0	6.58
	3/7/2013	98,250(2)(4)	0	11.21
	2/6/2014	0	92,250(5)	51.16
David Sankaran	12/23/2014	0	84,000(6)	17.20	12/23/2014	42,000(8)	$677,040
____________________

(1)	All awards expire no later than 10 years from the grant date, subject to earlier termination if the employee's service to Rocket Fuel terminates.

(2)
This option was immediately exercisable as of the grant date for shares of restricted stock prior to vesting, subject to our repurchase right that lapses in accordance with the same vesting schedule applicable to the option.

(3)	The option generally vests over four years in equal monthly installments. The start date for measuring vesting was March 25, 2012.

(4)
One-fourth of the shares subject to this option vested on March 1, 2014 (the first anniversary of the vesting commencement date), and one forty-eighth of the shares subject to this option vest each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the vesting commencement date.

(5)
One-fourth of the shares subject to this option vest on February 6, 2015 (the first anniversary of the vesting commencement date), and one forty-eighth of the shares subject to this option vest each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the vesting commencement date.

(6)
One-fourth of the shares subject to this option vest on December 15, 2015 (the first anniversary of the vesting commencement date), and one forty-eighth of the shares subject to this option vest each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the vesting commencement date.

(7)
One-fourth of the shares subject to this RSU vest on February 6, 2015 (the first anniversary of the vesting commencement date), and one eighth of the shares subject to this RSU vest every six months thereafter, such that all of the shares subject to the RSU will have vested on the fourth anniversary of the vesting commencement date.

(8)
One-fourth of the shares subject to this RSU vest on December 25, 2015 (the first anniversary of the vesting commencement date), and one eighth of the shares subject to this RSU vest every six months thereafter, such that all of the shares subject to the RSU will have vested on the fourth anniversary of the vesting commencement date.

(9)	The fair market value per share of our common stock on December 31, 2014 was $16.12, based on the closing price for our common stock on the NASDAQ Global Select market on that date.

Executive Incentive Compensation Plan
Our Executive Incentive Compensation Plan, or the Bonus Plan, was adopted by our board of directors in August 2013. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee, provided that our board of directors will make any determinations under the Bonus Plan relating to our chief executive officer’s participation in the Bonus Plan.
Under the Bonus Plan, our compensation committee (or our board of directors with respect to our chief executive officer) determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation), and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the compensation committee determines, including but not limited to, as applicable, (i) in absolute terms, (ii) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against our performance as a whole or a segment and/or (vi) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. The board of directors will determine the performance goals applicable to any award granted to our chief executive officer, which goals may include, without limitation, any goal listed above.
Our compensation committee (or our board of directors with respect to awards to our chief executive officer) may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the compensation committee’s or board of director’s discretion, as applicable. Our compensation committee, or our board of directors with respect to awards to our chief executive officer, may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash (or in cash equivalents) only after they are earned, which generally requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.
Our board of directors and our compensation committee (other than with respect to our chief executive officer) each have the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. The 401(k) plan offers a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation up to the statutorily prescribed limit and have the amount of their compensation reduction contributed to the 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan allows for discretionary employer matching contributions. In 2014, we made no matching contributions into the plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and contributions by us, if any, are deductible when made.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions, and series of related transactions, since January 1, 2014 to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or their immediate family members, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transaction or series of related transactions to which we have been or will be a party other than 2014 and 2015 compensation arrangements, which are described where required under the headings “Board of Directors and Corporate Governance - Non-Employee Director Compensation ” and “Executive Compensation.”
Investor Rights Agreement
We are party to an investor rights agreement which provides that certain holders of our common stock, including two of our named executive officers and each of the holders of 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000, or such lower threshold as the audit committee may determine, and (iii) in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or a greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes certain information about our equity compensation plans as of December 31, 2014.

EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2014
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	8,798,042	$11.18	5,345,195
Equity compensation plans not approved by stockholders	—	—	—
Total	8,798,042	$11.18	5,345,195

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.

(2)
Includes the following plans: Rocket Fuel Inc. 2008 Equity Incentive Plan, Rocket Fuel Inc. 2013 Equity Incentive Plan (“2013 Plan”) and Rocket Fuel Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 4,000,000 shares of common stock, (ii) five percent (5.0%) of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i)

two percent (2.0%) of the outstanding shares of our common stock on the first day of such fiscal year, (ii) 1,500,000 shares of common stock, or (iii) such other amount as may be determined by our board of directors. On January 1, 2015, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 2,100,126 shares and 840,050 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2015, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent (5.0%) of any class of our voting securities
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
We have based percentage ownership of our common stock on 42,151,024 shares of our common stock outstanding as of April 15, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 15, 2015, as well as all shares of common stock issuable pursuant to restricted stock units held by the person that are subject to vesting conditions expected to occur within 60 days of April 15, 2015. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rocket Fuel Inc., 1900 Seaport Boulevard, Redwood City, CA 94063.

	Common Stock Beneficially Owned
Name of Beneficial Owner +	Number	Percentage
Named Executive Officers and Directors:
George H. John (1)	3,403,470	7.87%
Richard A. Frankel (2)	2,655,232	6.27%
David Sankaran	—	*
Susan L. Bostrom (3)	99,801	*
Ronald E. F. Codd (4)	114,801	*
William Ericson (5)	9,310,756	22.09%
John Gardner (6)	2,082,316	4.94%
Clark Kokich (7)	114,801	*
Monte Zweben (8)	140,671	*
All executive officers and directors as a group (12 persons) (9)	18,122,697	42.76%
Other 5% Stockholders:
MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (10)	9,295,955	22.05%
M&G Investment Management Limited (11)	5,774,276	13.70%
___________________

*	Represents beneficial ownership of less than one percent (1%).

+
Certain options to purchase shares of our common stock included in this table are exercisable prior to vesting. To the extent any shares issued upon the early exercise of an option remain unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(1)
Consists of (i) 2,313,470 shares held of record by Mr. John; and (ii) 1,090,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 2015, of which 840,156 shares will be fully vested as of such date.

(2)
Consists of (i) 1,744,382 shares held of record by Mr. Frankel as co-Trustee of the Martha M. Conway & Richard A Frankel TR UA 03/13/09 Conway Frankel Family Trust; (ii) 77,753 shares held of record by Mr. Frankel as Trustee of the Richard A. Frankel Grantor Retained Annuity Trust U/T/A May 20, 2013; (iii) 77,753 shares held of record by Martha Conway, Mr. Frankel’s wife, as Trustee of the Martha M. Conway Grantor Retained Annuity Trust U/T/A May 20, 2013 (the "Conway Trust"); and (iv) 755,344 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 2015, of which 575,902 shares will be fully vested as of such date. By virtue of the relationships described in this footnote, Mr. Frankel may be deemed to share voting and dispositive power with respect to the shares held by the Conway Trust.

(3)
Consists of (i) 1,872 shares held of record by Ms. Bostrom; (ii) 94,750 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 2015, of which 57,563 shares will be fully vested as of such date; and (iii) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(4)
Consists of (i) 101,872 shares held of record by The Codd Revocable Trust Dated March 6, 1998; 100,000 of these shares were issued upon early exercise of a stock option, 81,250 of which will be fully vested as of 60 days from April 15, 2015; we have a right to repurchase any unvested shares at the original exercise price if Mr. Codd ceases to provide services to us prior to the date on which all such shares have vested; (ii) 9,750 shares issuable pursuant to outstanding stock options exercisable by Mr. Codd within 60 days of April 14, 2015, all of which will be fully vested as of such date; and (iii) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(5)
Consists of (i) 1,872 shares held of record by Mr. Ericson; (ii) 9,295,955 shares held by MDV (as defined below) as disclosed in footnote (10) below; Mr. Ericson is a Managing Director of Ninth MDV Partners, L.L.C. and, as such, may be deemed to share voting and investment power with respect to all shares held by MDV; (iii) 9,750 shares issuable pursuant to outstanding stock options exercisable by Mr. Ericson within 60 days of April 15, 2015, all of which will be fully vested as of such date; and (iv) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(6)
Consists of (i) 1,872 shares held of record by Mr. Gardner; (ii) 2,067,515 shares held by Nokia Growth Partners II, L.P. ("Nokia"); N.G.Partners II, LLC is the General Partner of Nokia and Mr. Gardner is a Managing Member of N.G. Partners II, L.L.C.; as such, Mr. Gardner may be deemed to share voting and investment power with respect to all shares held by Nokia; (iii) 9,750 shares issuable pursuant to outstanding stock options exercisable by Mr. Gardner within 60 days of April 15, 2015, all of which will be fully vested as of such date; and (iv) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(7)
Consists of (i) 101,872 shares held of record by Mr. Kokich; 100,000 of these shares were issued upon early exercise of a stock option, all of which will be fully vested as of 60 days from April 15, 2015; we have a right to repurchase any unvested shares at the original exercise price if Mr. Kokich ceases to provide services to us prior to the date on which all such shares have vested; (ii) 9,750 shares issuable pursuant to outstanding stock options exercisable by Mr. Kokich within 60 days of April 15, 2015, all of which will be fully vested as of such date; and (iii) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(8)
Consists of (i) 1,872 shares held of record by Mr. Zweben; (ii) 135,620 shares issuable pursuant to outstanding stock options exercisable by Mr. Zweben within 60 days of April 15, 2015, all of which will be fully vested as of such date; and (iii) 3,179 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(9)
Consists of (i) 15,802,898 shares beneficially owned by our current directors and executive officers, 15,784,148 of which will be fully vested within 60 days of April 15, 2015; we have a right to repurchase the 18,750 unvested shares at the original exercise price if the holder ceases to provide services to us prior to the date on which all of the shares have vested; (ii) 2,312,725 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 2015, of which 1,806,148 shares will be fully vested as of such date; and (iii) 19,074 shares issuable upon the vesting of restricted stock units, all of which will be fully vested within 60 days of April 15, 2015.

(10)
Consists of 9,295,955 shares held of record by MDV IX, L.P. as nominee for MDV IX, L.P. and MDV ENF IX, L.P., or MDV. Ninth MDV Partners, L.L.C. is the General Partner of MDV. William Ericson and Jon Feiber, the Managing Directors of Ninth MDV Partners, L.L.C., may be deemed to share voting and investment power with respect to the shares held of record by MDV. The address for this entity is 3000 Sand Hill Road, Bldg. 3, Suite 290, Menlo Park, CA 94025, Attention: William Ericson.

(11)
Based solely upon a Schedule 13G/A filed with the SEC on March 9, 2015 by M&G Investment Management LTD ("MAGIM"). The 13G/A indicated as follows: "All securities covered by this report are legally owned by MAGIMs Investment advisory clients and none are directly owned by MAGIM." The address for this entity is Governor’s House, Laurence Pountney Hill, London, EC4R 0HH, England.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2014, all Section 16(a) filing requirements were satisfied on a timely basis except that on a Form 4 we filed on behalf of George John, we reported his open market purchase of 29,000 shares of stock on November 25, 2014 one day late.
2014 Annual Report and SEC Filings
Our financial statements for the fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K. Our Annual Report and this proxy statement are posted on our website at investor.rocketfuel.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report and this proxy statement without charge by sending a written request to Corporate Secretary, Rocket Fuel Inc., 1900 Seaport Boulevard, Redwood City, CA 94063.
Deadlines to Propose Actions for Consideration at the 2016 Annual Meeting
Stockholder Proposals for Inclusion in Proxy Statement. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2016 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 31, 2015. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Rocket Fuel Inc.
Attention: Corporate Secretary
1900 Seaport Boulevard
Redwood City, CA 94063
Stockholder Proposals Not for Inclusion in Proxy Statement. Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to the meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary. The written notice must contain the information specified in our bylaws. To be timely for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices no earlier than February 11, 2016, and no later than the close of business on March 13, 2016.
If we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2015 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the annual meeting and no later than the close of business on the later (i) the 90th day prior to the annual meeting; or (ii) the 10th day following the day on which public announcement of the date of the meeting is first made. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at the meeting, we are not required to present the proposal for a vote at the meeting.
Availability of Bylaws. A copy of our bylaws may be obtained by accessing Rocket Fuel’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for stockholder proposals.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M89953-P63495

ROCKET FUEL INC.
Annual Meeting of Stockholders
June 8, 2015 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George H. John and David Sankaran, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ROCKET FUEL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 8, 2015, at the Rocket Fuel corporate offices located at 1900 Seaport Blvd., Redwood City, California, 94063 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

ROCKET FUEL INC.
1900 SEAPORT BLVD.
REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89952-P63495

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKET FUEL INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Three Class II Directors

Nominees	For	Against	Abstain
1a. William Ericson	☐	☐	☐
1b. Richard Frankel	☐	☐	☐
1c. Clark Kokich	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Proxy holders will vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date